EXHIBIT 10.2

November 3, 2005

James E. Jeter

10904 West 120th Street

Overland Park, KS  66213

Dear Jim:

The following will serve as an agreement for you to join MedicalCV, Inc. as Vice President, Sales commencing Monday, November 7, 2005.

Your base compensation will be at a monthly rate of $10,416.67, with performance bonuses at plan at the same rate. For the first three months, you will be guaranteed a minimum of $14,583.34 per month (which includes base compensation and bonus) with an upside at plan at $20,833.34 (which includes base compensation and bonus). You will have fringe benefits the same as all full-time employees including medical/dental insurance (amount is determined by the number of dependents covered), 401(k) (employer matches 20 percent of the first 10 percent contributed), and term life insurance of $50,000.

You will receive a ten-year stock option for 232,500 shares of common stock priced at market on the date you start your employment with a vesting period of 25 percent on the first year anniversary of the grant and 6.25 percent  on each subsequent quarterly anniversary.

The basic terms and conditions of your employment will be set forth in the company’s standard form of executive employment agreement that you and the Company will enter into upon commencement of your employment.  That agreement will contain a general description of your duties, the Company’s responsibilities to you, confidentiality, inventions, nondisclosure and non-competition provisions. We will forward that agreement to you on Friday, November 4, 2005.

Congratulations on your new position. I am looking forward to working with you. We will do a public relations press release, reviewed by both parties, as soon as this agreement is effective.

If you are in agreement with the above, please sign below. The signed acceptance agreement deadline is Friday, November 4, 2005 at 5:00 central time. If you have any questions, please call Jack Jungbauer at (651) 234-6699.

/s/ Marc P. Flores	/s/ James E. Jeter
Marc P. Flores	James E. Jeter
President and CEO

November 4, 2005
Date